Exhibit 16.1

April 27, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for The Hershey Company and, under the date of February 26, 2016, we reported on the consolidated financial statements of The Hershey Company and subsidiaries (“The Hershey Company”) as of and for the years ended December 31, 2015 and 2014 and the effectiveness of internal control over financial reporting as of December 31, 2015. On April 21, 2016, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audits of The Hershey Company's consolidated financial statements as of and for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, and the issuance of our report thereon. We have read The Hershey Company's statements included under Item 4.01 of its Form 8-K dated April 27, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with The Hershey Company's statement that the change was approved by the Audit Committee and we are not in a position to agree or disagree with The Hershey Company's stated reason for changing principal accountants.

Very truly yours,

/s/ KPMG LLP